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                                                                 Exhibit 10.21

                                COMMERCIAL LEASE

       IN ACCORDANCE WITH THE TERMS OF DECREE N(DEGREE) 53-960 OF 30TH
                       SEPTEMBER 1953 AND ITS AMENDMENTS.

BY AND BETWEEN THE UNDERSIGNED

FINANCIERE E.T.S. having its registered office at 24 Avenue du lieutenant Chassagne, 78620 L'etang-la-ville, represented by Mrs ROUGET, its Chairman, duly authorised for the purposes of the presents.

Hereinafter referred to as "THE LESSOR"

AND:

DRUGABUSE SCIENCES, having its registered office at 166 boulevard du Montparnasse, in Paris (75014), represented by Mrs Maryvonne HIANCE, its Managing Director, duly authorised for the purposes of the presents.

Hereinafter referred to as "THE LESSEE"

THE FOLLOWING HAS BEEN NEGOTIATED AND AGREED UPON:

The lessor hereby agrees to let the premises described hereinafter, which make up a (IL MANQUE UN MOT) of which it is the owner, to the lessee who accepts this.

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ARTICLE I - DESCRIPTION

1. On the ground floor of a residential building located at 48-50 RUE BOISSONNADE - PARIS 14TH, a surface area for use as commercial premises and for business activities of approximately 220 M2 AND TWO UNDERGROUND PARKING PLACES.

         the aforementioned premises exist and consist of the elements described hereinabove, with no exception and without prejudice, and without any further description being required at the express request of the lessee who hereby declares that it is familiar with the premises having seen and visited them pursuant to the presents.

ARTICLE II - PURPOSE - AUTHORISATIONS

The lessee is hereby bound to use the rented premises for the purposes provided for in this lease, to the exclusion of any other purpose of any nature, importance and term whatsoever, under penalty of the immediate termination of this lease, should the lessor see fit.

The contractual purpose described hereinabove shall in no way imply any form of guarantee from the lessor concerning the respect for any required authorisation or administrative regulation, of any nature whatsoever, for the performance of all or part of the aforementioned activities.

As a result, the lessee shall ensure, at its own expense, risk and danger, that it obtains any required authorisation, as well as ensuring the payment of any sums, fees, duties, taxes or rights whatsoever relating to the business activities carried out in the rented premises and to the usage of the premises.

ARTICLE III - TERM

The present lease is entered into for a term which shall begin on 1ST FEBRUARY 2000.

The lessee may terminate the lease at the end of each three year period according to the conditions provided for by the effective regulations.

ARTICLE IV - RENT

1. The present rental is agreed to and accepted in consideration of a yearly rent, in principal and exclusive of taxes of 242,000 FRENCH FRANCS (TWO HUNDRED AND FORTY-TWO THOUSAND FRANCS) which the lessee hereby undertakes to pay with the related VAT, on a quarterly basis and in advance. The quarters shall commence on first January, first April, first July and first October.

         Nevertheless, and exceptionally, the lessor shall grant an exemption from rent to the lessee for a period of 5 MONTHS from 1ST FEBRUARY 2000 to 30TH JUNE 2000, making the first rental payment due on 1ST JULY 2000. THE SERVICE CHARGES SHALL REMAIN PAYABLE DURING THIS PERIOD.

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         Any sums which may be owed by the lessee to the lessor; rent, service charges and reimbursements of any nature whatsoever shall be paid by cheque or by direct debit from the lessee's bank account.

         Any delay in payment shall give rise, by rights, to the payment of interest at 10% per month, to remain effective until full payment has been made and which shall be added to the rent for the following quarter, without hindering the application of the provisions of article XIII "Avoidance Clause".

2. TAX ARRANGEMENTS: VAT

3. PRICE SOURCES

The rent shall be index-linked on a yearly basis and for the first time, on the anniversary of the effective date of the lease, that is to say the 1st February 2000. The base index shall be the last published INSEE index - J.O. publication
- at the date of entry into the premises, that is to say the index from the 3rd quarter of 1999 (1080). The price source shall be the index from the same quarter of the year preceding the year when the revision is taking place.

ARTICLE V - SECURITY DEPOSIT

In support of this present lease, the lessee shall deposit, with the lessor, who shall provide a receipt, a sum of: 60,500 FRENCH FRANCS (SIXTY THOUSAND FIVE HUNDRED FRANCS) CORRESPONDING TO THREE MONTHS OF PRINCIPAL RENT.

This deposit is paid as security for the payment of the rent and the ancillary service charges, as well as the correct performance of the clauses of the lease.

This sum shall be retained by the lessor during the whole term of the lease, until the final payment of any indemnity which may be owed by the lessee to the lessor at the expiry of the lease and its departure from the rented premises. Under no circumstances may the final months rent be set off against this security. This sum shall not generate any interest.

Where the lease is terminated as a result of the non-performance of the conditions or for a reason which may be attributed to the lessee, this security deposit shall become the property of the lessor as primary damages without prejudice to any other damages.

This deposit must always be the equivalent of three months rent and shall be increased or reduced in the same proportion as the rent by applying article IV - 3, "Sliding Scale Clause" hereinabove.

ARTICLE VI - OBIGATIONS AND CONDITIONS

In addition, the present lease is agreed to and accepted according to the following obligations and conditions, which the lessee undertakes to carry out and accomplish without exception:

1. The lessee shall accept the premises in their condition at the date of entry into possession, without being able to request that the lessor, at any time whatsoever during


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         the term of the lease, carry out any repairs, improvements or replacements whatever their cause, nature or importance may be or reduce the rent in this respect.

2. The lessee undertakes to maintain the rented premises in a good state of rental repair during the whole term of the lease and to carry out, where necessary, any repairs whatsoever, be they minor or major, with the exception of those provided for by article 606 of the French Civil Code, in such a way that the premises be handed back, at the end of the possession term, in a perfect state of repair and maintenance.

         The lessee further undertakes to maintain and replace, at its expense and whatever the nature of the work and repairs may be (even where they are obsolete), all installations, piping, apparatus, locks and more generally all the elements fitting out or making up the rented premises, without exception.

         The lessee hereby accepts that where it has failed to carry out the maintenance, repair or replacement work for which it is responsible itself, the lessor shall undertake, 30 days after sending a registered letter with acknowledgement of receipt and where this letter has produced no effect, and where the work is not of an urgent nature, to carry out the aforementioned services and work in its place. The lessee undertakes to reimburse the effective price, including all related expenses and fees, within fifteen days of receiving the statement which shall be sent by the lessor.

         The same shall apply to any works which may be carried out on the public highway or in neighbouring buildings which may give rise to a disturbance of possession for the lessee.

3. The rented premises must be correctly managed and returned in a good state of maintenance and repair at the end of the rental period. The lessor must be immediately informed of any degradation or deterioration of the rented premises.

4. The rented premises must be permanently fitted out with furniture, household effects, merchandise and valuable materials of a sufficient quantity to ensure, at any time whatsoever, the payment of rent and the performance of the obligations and conditions of the present agreement.

5. The lessee may not carry out any construction or installation in the rented premises, nor any development, drilling of walls or change in the layout and generally, it may not make any modification whatsoever to these premises nor to their existing installations without having obtained the prior, express and written authorisation of the lessor. Where this authorisation is granted, all the works ordered by the lessee shall be done so under its own responsibility, risk and danger. The lessor's architect or a supervisory body duly appointed by the lessor shall be responsible for verifying that the work carried out does not negatively affect the appearance and solidity of the building and has not caused a reduction in its value, with their fees being settled by the lessee.

6. At the expiry of the present lease, by an amendment to the agreed term or by termination for any reason whatsoever, all constructions and installations, all developments, improvements and embellishments made by the lessee shall remain,

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         without indemnity, the property of the lessor, unless the latter should request that all or part of the premises be returned to their original state, whilst, in addition, reserving the right to choose between the material execution of the required work or a financial indemnity equivalent to their cost, an indemnity which constitutes a senior debt, in the same way as the rent. Where it is necessary to carry out remedial work, this work shall be carried out under the supervision of the lessor's architect, at the expense of the lessee.

7. From the date of entry into possession, the lessee shall settle, in full, all taxes, contributions and charges, either existing or to be created, relating to the rented premises, notably sweeping, lighting, police and road fund taxes, as well as business tax. The lessor shall remain responsible for the payment of the rates.

8. The lessee shall take out all subscriptions for water, electricity and telephone, and shall pay, on a regular basis, the subscriptions, rental of meters and consumption at their exact due date, in such a way as to ensure that the lessor never becomes involved in this respect. It may not demand any indemnity or reduction in rent from the lessor in the event of an interruption or cessation in the supply of water or electricity or in the operation of the telephone, for any reason whatsoever.

9. The lessor shall make telephone lines available to the lessee who undertakes to return them to the lessor at the end of the lease, the lessee remaining responsible for the payment of the rent, charges and subscriptions during the entire term of the lease.

10. The lessee undertakes to refrain from disturbing the tranquillity and peaceful possession of the neighbours, both during deliveries and during movements of personnel. The lessee hereby declares to be bound by the obligations of the rules of joint ownership and/or the rules of procedure.

11. In relation to the public authorities, the lessee shall respect all the legal and regulatory formalities, whether they be already prescribed or recently prescribed, relating to its occupation and operations and it shall obtain, under the same head, the required administrative authorisations, in such a way as to ensure that the lessor shall not be implicated in this respect, the latter shall not incur any liability in the event of a refusal or delay in obtaining these new authorisations. It shall arrange and remain responsible for, at its own expense, risk and danger, all the work, developments and constructions which may be already prescribed or recently prescribed as a result of legislation or any regulation whatsoever, notably relating to protection of the environment, hygiene or security in workshops, shops and offices, in such a way as to ensure that the lessor never becomes involved in this respect.

12. Whatever the case may be, the lessee may not in any way modify the outward appearance of the building by making additions to the facade or to elements of decor which are visible from the outside without the written agreement of the lessor and without prejudice to the constant stringent respect for any related effective regulations.

13. In the event of compulsory surrender for a public purpose, nothing may be claimed from the lessor as all the lessee's rights shall be reserved against the expropriating party.

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ARTICLE VII - TAXES, DUTIES AND CHARGES

The lessee undertakes to settle all town, police and road fund taxes or any other national, regional, departmental, municipal or other taxes whatever the nature of these taxes may be, in such a way as to ensure that the lessor never becomes involved in this respect and, notably, to settle all the head tax and occupancy contributions, rental tax, business tax. In particular, the lessee must reimburse the tax on offices (approximately 74 Francs per m2 per year).

The settlement by the lessee of the service charges shall be made by the payment of an on-account payment calculated on a quarterly basis in relation to the previous charges, these on-account payments shall be applied against the actual charges which are calculated on a yearly basis. In respect of the first quarter of the rental period, the on-account payment is hereby fixed at 9,000 FF:

In the event that at the end of a quarter, the on-account payment which has been made is found to be inferior to the previous charges, the lessee undertakes to reimburse, at the lessor's first request, all sums which may be found to be necessary to counter-balance the amount of the actual charges.

Where, at the year-end, the on-account payments which have been made are found to be inferior to the actual charges, the lessee undertakes to reimburse, at the lessor's first request, all sums which may be found to be necessary to counter-balance the total amount of the actual charges. Any over-payment shall be applied against the on-account payments for the current year.

ARTICLE VIII - INSURANCE

The lessee shall be responsible for:

a) reimbursing the lessor, for a sum proportional to the premises which are the subject of the present lease in relation to the whole building, for the insurance premiums which the lessor shall have been obliged to pay in order to take out an insurance policy for the building against fire and any other destructive events, as well as any other risks which are generally insured.

         The reimbursement of the aforementioned premium, in the abovementioned proportions, shall take place at the date which shall be indicated by the lessor. Any sums which are payable by the lessee pursuant to this clause shall be considered as "rental charges" relating to the rented premises and may be recovered as rent through any of the legal channels.

b) taking out insurance for the whole term of the lease for all the developments which it may make to the rented premises and for all the objects with which the rented premises are fitted out against the risk of fire, explosion and water damage, without exception, with a recognised solvent insurance company, having its registered office or a subsidiary in France. Insuring itself for the same risks against claims from third parties or neighbours.

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         Refraining from and guaranteeing that its insurance company refrains from any recourse against the lessor.

         Insuring itself against any disturbance which may be caused by a third party to its possession either by flagrantly illegal action or otherwise. It is hereby agreed that the special risks relating to the lessee's business activities must be notified to the lessor company and that the possible extra premium, both for the lessor and the other occupants of the building, shall be settled in total by the lessee.

         Settling, on a regular basis, at their due date, the premiums relating to the aforementioned policies.

         Justifying, at the lessor's first request, performance of the clauses hereinabove by producing the policies and the receipts for the premiums relating thereto.

         Immediately informing the lessor by registered letter of any damage, under penalty of remaining personally liable for the damage whose cost could not have been, as a result of an omission or delay in this declaration, usefully claimed from the company insuring the building.

c) Insuring its civil liability, for taking out all insurance and using any direct recourse as a result of theft or deteriorations which itself or its vehicles may suffer, the lessor hereby declares in accordance with article 1725 of the French Civil Code, that it shall not guarantee the lessee against any disturbance which may be caused by a third party to its possession and refuses any responsibility for accidents of any nature which may happen to the garaged vehicles, insuring its deprivation of possession and loss of operational capacity.

ARTICLE IX - LIABILITY - RECOURSE

The lessee hereby expressly undertakes to refrain from any recourse for liability against the lessor:

a) in the event of theft, burglary, or any criminal or punishable act of which the former may be the victim in the rented premises or in the outbuildings of the building;

b) in the event of the modification or removal of the arrangements for guarding the building;

c) in the event that rented premises happen to be destroyed, either totally or partially, by obsolescence, construction fault, act of God, or any other act which is independent of the will of the lessor, the present lease shall be terminated by rights and without indemnity;

d) in the event of an interruption, even prolonged and for any reason whatsoever, in the supply of water, gas, electricity, heating, the lift and more generally in any source of energy or fluid whatsoever;

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e)       in the event of the occurrence of a disturbance in the possession of the lessee as the result of a fault by a third party, whatever capacity they may be acting in, the lessee must act directly against the latter without having any claim against the lessor.

         The lessee undertakes to do nothing which may cause a disturbance in possession to the other occupants of the building or the neighbourhood. It undertakes to substitute for the lessor in any legal proceedings which may be initiated in this respect.

f) in the event of flooding as a result of blocked drains, humidity, infiltration, leaks, the lessor shall under no circumstances be liable for damaged merchandise or any other damage.

ARTICLE X - ASSIGNMENT - SUB-LETTING

The lessee may not assign, under any form whatsoever, its rights under the terms of the present lease without the express and written agreement of the lessor, unless it is to the party acquiring its business whilst remaining the warrantor and remaining jointly and severally liable for its assignee, both for the payment of rent and for the performance of all the clauses, obligations and conditions of the present lease. A registered original or an engrossed copy of the lease assignment must be given to the lessor free of charge, during the month of the assignment, under penalty of the aforementioned assignment being declared null and void.

In the event of bankruptcy or rule of court, the assignment of the right to the lease by the receiver, the debtor assisted by the receiver or the company's inspector, may only be carried out under the conditions described in the first paragraph of the present article.

The lessee may not sublet all of part of the premises which are the subject of the presents, without the express and written agreement of the lessor. Whatever the case may be, in the event of an authorised sub-lease, the lessee shall remain solely responsible for the payment of all the rent to the lessor, and solely responsible for the obligations and conditions of the present lease, the possible sub-lease only being fully valid pursuant to the rights held by the lessee as a result of the presents, the parties hereby expressly covenant that the rented premises constitute an indivisible whole.

As a result of the above, the sub-lease shall be agreed to by the lessee at his own risk and danger, the former undertaking to be personally responsible for evicting any sub-tenant.

ARTICLE XI - VISITS AND RESTITUTION OF THE PREMISES

1. The lessee undertakes to allow the lessor, its representatives, architects, contractors and workmen to enter the rented premises to monitor their state, to take any urgent measures and to carry out any work as well as to allow visits with a view to renting or selling the premises.

Under this head, the lessor may affix, on/or in the rented premises, any notice or sign indicating that the aforementioned premises are for rent or sale.

2. At the expiry date of the present lease, for any cause or any reason whatsoever, an inventory of fixtures shall be drawn up which shall consist, notably, of the statement of

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repairs, reconditioning and maintenance obligations which have not been carried out by the lessee. The cost shall be calculated by the lessor's architect to whom the contracting parties hereby grant an irrevocable mandate. This cost shall be paid by the lessee to the lessor at the date of the drafting of the aforementioned statement.

ARTICLE XII - CONCESSIONS - AMENDMENTS

The presents constitute the entire agreement made between the parties relating to the present lease and cancel and replace any prior agreement whether written or verbal relating either directly or indirectly thereto.

Any amendments to the presents may only be made by a written or bilateral document.

Such an amendment may under no circumstances be set off against either the concessions or the passivity of the lessor, the former remaining free to demand at any time and without notice respect for and the full application of the clauses and conditions of the present lease.

ARTICLE XIII - AVOIDANCE CLAUSE

In the absence of the payment at the due date of a single rental payment or the performance of any one of the clauses of this contract and following a simple summons for payment or formal notice communicated by an extra judicial instrument which are ineffective, and expressing the wish of the lessor to take advantage of this clause, the lease shall be immediately terminated by rights, without the requirement to complete any legal formality and notwithstanding any subsequent proposals or deposits.

Where, in breach of the terms of this clause, the lessee refuses to immediately leave the premises, it shall be obliged to do so by the enforcement of an order made by the Presiding Judge of the Court of First Instance having jurisdiction or by any other jurisdiction ruling by interim proceedings for provisional enforcement notwithstanding any appeal, who, after having noted the cancellation of the lease, shall pronounce the immediate expulsion of the lessee. In addition, a monthly and indivisible occupation indemnity, equal to the value of one quarter of the annual instalment of the rent effective at that time, shall be owed to the lessor.

This provision constitutes an essential and determining condition of this lease, without which it would not have been granted.

ARTICLE XIII - ELECTION OF DOMICILE

For the purposes hereof, each of the parties elect domicile at their respective registered offices.

Dated in Paris on February 1, 2000.

                                    Made in,
                               In three originals
                                       On

THE LESSEE                                                   THE LESSOR